UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2018

KAYNE ANDERSON ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38048	81-4675947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

811 Main Street 14th Floor Houston, TX		77002
(address of principal executive offices)		(zip code)

(713) 493-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 8, 2018, Kayne Anderson Acquisition Corp., a Delaware corporation (the “Company”), and Altus Midstream LP, a Delaware limited partnership and wholly owned subsidiary of the Company (“Altus Midstream”), entered into a Contribution Agreement (the “Contribution Agreement”) with Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”) and wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache”), Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, the “Alpine High Entities”), pursuant to which the Company will acquire from the Apache Contributor:

•	100% of the equity interests in each of the Alpine High Entities; and

•

options, currently held by the Apache Contributor, to acquire equity interests in certain third party pipelines that are expected to be placed into service in 2019 and 2020 (the “Options”), which include:

•	an option to acquire up to a 15% equity interest in the Gulf Coast Express pipeline;

•	an option to acquire up to a 15% equity interest in the EPIC Crude pipeline;

•	an option to acquire a 50% equity interest in the Salt Creek NGL pipeline; and

•	an option to acquire up to a 33% equity interest in the Shin Oak pipeline.

In addition, pursuant to a purchase rights and restrictive covenants agreement to be entered into at the Closing (as defined below) as described below in “— Other Ancillary Documents,” the Company will acquire from Apache, at cost, an additional option to acquire a 33% (or approximately 25% if another option holder exercises its option) equity interest in the Permian Highway pipeline when and if such option is agreed to by Apache and the operator of the Permian Highway pipeline.

Pursuant to the Contribution Agreement, at the Closing, the Company will contribute cash to Altus Midstream in an amount equal to the Available Funds (as defined below) in exchange for the issuance by Altus Midstream to the Company of (a) a number of common units representing limited partner interests in Altus Midstream (“Common Units”) equal to the number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), outstanding as of the Closing and (b) a number of Altus Midstream warrants exercisable for Common Units equal to the number of the Company’s warrants outstanding as of the Closing. Following the Closing, the Company will control Altus Midstream through its ownership of Altus Midstream GP LLC, a Delaware limited liability company and the sole general partner of Altus Midstream.

The acquisition of the Alpine High Entities and the Options pursuant to the Contribution Agreement is referred to herein as the “business combination,” and the transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.”

Consideration

Pursuant to the Contribution Agreement, at the closing of the Transactions (the “Closing”), the Apache Contributor will receive the following consideration:

•

equity consideration, consisting of: (a) 250,000,000 Common Units, (b) 1,862,606 newly-issued shares of Class A Common Stock and (c) a number of newly-issued shares of Class A Common Stock equal to the product of (i) the number of public shares of Class A Common Stock redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6% (provided that such number of shares of Class A Common Stock will not be less than zero or greater than 5,450,422) (the number of shares referred to in this clause (c), the “Assigned Shares”), with such amounts of Class A Common Stock set forth in clauses (b) and (c) corresponding to certain forfeitures of Class B Common Stock (as defined below) by the Company’s sponsor, Kayne Anderson Sponsor, LLC, a Delaware limited liability company (“KAAC Sponsor”), as described below in “Other Ancillary Agreements – Sponsor Forfeiture Agreement”;

•

if the closing of the business combination occurs after September 30, 2018, cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the closing date of the business combination (the “Closing Date”);

•

3,182,140 warrants exercisable for shares of Class A Common Stock (the “Warrants”), with such amount of Warrants corresponding to certain forfeitures of Warrants by KAAC Sponsor as described below in “Other Ancillary Agreements — Sponsor Forfeiture Agreement”; and

•	the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied

12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Pecos County, Texas that is assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Alpine High Gathering is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by the NASDAQ Capital Market (“NASDAQ”) during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

In addition, the Company will issue to Apache Contributor newly issued shares of non-economic capital stock of the Company, designated as Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), corresponding to the number of Common Units received by the Apache Contributor at the Closing.

Redemption of Common Units

Beginning 180 days after Closing and subject to the requirement that the Apache Contributor hold a number of Common Units (and a corresponding number of shares of Class C Common Stock) sufficient to fulfill its obligations set forth under the Option Letter (as defined below), the Apache Contributor will have the right to redeem the Common Units it receives at Closing for shares of Class A Common Stock or cash (at the Company’s election). Upon any redemption of Common Units by the Apache Contributor, a corresponding number of shares of Class C Common Stock owned by the Apache Contributor will be cancelled.

Warranties and Covenants

The Contribution Agreement contains customary warranties by the parties thereto, which shall not survive the Closing.

The Contribution Agreement also contains customary pre-closing covenants of the parties, including the obligation of the Apache Contributor to cause the Alpine High Entities to conduct their respective businesses in the ordinary course and to refrain from taking certain specified actions, subject to certain exceptions, without the prior written consent of the Company. Additionally, the Apache Contributor and the Alpine High Entities have agreed not to directly or indirectly initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract, or furnish to any other person any information with respect to, any proposal from any person relating to an acquisition of any interests in the Alpine High Entities or all or substantially all of the assets of the Alpine High Entities. Similarly, the Company has agreed not to directly or indirectly initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract, or furnish to any other person any information with respect to, any proposal from any person relating to a business combination transaction.

Conditions to the Parties’ Obligations to Consummate the Transactions

Under the Contribution Agreement, the obligations of the parties to consummate the Transactions are subject to a number of customary conditions, including, among others, the following: (i) the absence of specified adverse laws or orders, (ii) the warranties of the other parties being true and correct, subject to the materiality standards contained in the Contribution Agreement, (iii) material compliance by the other parties with their respective pre-closing covenants, subject to the materiality standards contained in the Contribution Agreement, (iv) the approval of the business combination and the Transactions by the Company’s stockholders and (v) the Company having provided the Apache Contributor with a schedule of the Company’s fees through and including the Closing and the fees specified therein shall not have exceeded $30,000,000. The Closing is also conditioned upon the Company having a minimum of $475,000,000 in Available Funds at the time of Closing. “Available Funds” means (i) the amount of funds from the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the Company’s initial public offering (the “IPO”) and the concurrent private placement of warrants to KAAC Sponsor, plus (ii) the proceeds received pursuant to the Private Placements (as defined below), minus (iii) the amount to be paid to the Company’s public stockholders who timely exercise and do not waive their right to have their public shares redeemed for cash at the closing of the business combination, minus (iv) certain amounts payable by the Company and its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on the Company’s or its subsidiaries’ behalf, other than the financing fees described in clause (v) below (including deferred underwriting commissions payable by the Company to the underwriters in the IPO and all costs, fees and expenses related to pursuing the business combination), minus (v) approximately $3.8 million of fees related to the Private Placements and all out-of-pocket costs, fees, and expenses incurred by the Apache Contributor or its affiliates related to marketing the Transactions that will not otherwise be subject to the COMA (as defined below), plus any amounts payable by the Company or any of its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of the Company related to obtaining a new credit facility prior to the Closing Date.

Termination Rights

The Contribution Agreement contains certain customary termination rights, including, among others, the following: (i) if the Closing has not occurred on or before December 31, 2018 (the “Outside Date”); (ii) upon the applicable parties’ mutual written consent; (iii) if the consummation of the Transactions is prohibited by law; or (iv) breach of a warranty, covenant or other agreement by a party which is not capable of being cured by the Outside Date, subject to the materiality standards contained in the Contribution Agreement.

None of the parties to the Contribution Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Contribution Agreement.

The Contribution Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”), and the foregoing description thereof is qualified in its entirety by reference to the full text of the Contribution Agreement. The Contribution Agreement is filed herewith to provide investors with information regarding its terms and is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the warranties contained in the Contribution Agreement were made as of the execution date of the Contribution Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Contribution Agreement. These disclosure schedules contain information that modifies, qualifies, and creates exceptions to the warranties set forth in the Contribution Agreement. Moreover, certain warranties in the

Contribution Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the warranties in the Contribution Agreement as characterizations of the actual statements of fact about the parties.

Other Ancillary Agreements

The Contribution Agreement contemplates the execution by the parties of various agreements at the Closing, including, among others, (i) a registration rights agreement relating to the resale of securities issuable to the Apache Contributor, (ii) a stockholders agreement relating to the nomination of directors of the Company following the Closing by the Apache Contributor and KAAC Sponsor, (iii) a partnership agreement of Altus Midstream defining the rights of the parties thereto, including the Company, (iv) a construction, operations and maintenance agreement (the “COMA”) pursuant to which Apache will provide services to the Company and its subsidiaries related to the design, development, construction, operation, management, and maintenance of certain gathering, processing, and other midstream assets on behalf of the Company, (v) a purchase rights and restrictive covenants agreement providing the Company with certain rights with respect to certain midstream assets and business opportunities of Apache, including the right of the Company to acquire from Apache, at cost, a 33% (or approximately 25% if another option holder exercises its option) equity interest in the Permian Highway pipeline when and if such option is agreed to by Apache and the operator of the Permian Highway pipeline, and (vi) a warrant agreement relating to the issuance of the Warrants to the Apache Contributor.

Option Letter

On August 8, 2018, the Company, Apache, and the Apache Contributor entered into a letter agreement with respect to certain of the Options (the “Option Letter”). Pursuant to the Option Letter, the Apache Contributor is required to comply in all material respects with the terms and conditions of the agreements governing such Options and use commercially reasonable efforts to preserve the ability of the Company or its designated subsidiaries to exercise such Options from and after Closing. The Option Letter also imposes certain obligations on Apache with respect to certain commercial agreements associated with such Options. If, as a result of a breach of the obligations of the Apache Contributor or Apache, as applicable, under the Option Letter, the Company is not able to exercise one or more of the Options, certain of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at Closing will be subject to forfeiture. The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the Option Letter is 40,000,000.

The foregoing description of the Option Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Option Letter, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Subscription Agreements

In connection with its entry into the Contribution Agreement, the Company entered into Subscription Agreements (the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors, including certain funds and accounts managed by Kayne Anderson Capital Advisors, L.P., a California limited partnership, pursuant to which, among other things, the Company agreed to issue and sell in private placements an aggregate of 57,234,023 shares of Class A Common Stock to investors for aggregate consideration of approximately $572.3 million (the “Private Placements”). The proceeds from the Private Placements will be used to fund a portion of the cash consideration required to effect the business combination. The Subscription Agreements provide that the Company must register the resale of the shares of Class A Common Stock issued thereunder pursuant to a registration statement that must be filed with the Securities and Exchange Commission (the “SEC”) within 30 calendar days after the Closing. In the event that (i) the registration statement has not been declared effective by the SEC by the earlier of (x) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the registration statement) following the closing of the business combination and (y) the 10th business day after the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, due to the Company’s failure to use commercially reasonable efforts; (ii) after the registration statement is declared effective by the SEC, (x) the registration statement ceases for any reason to remain continuously effective or (y) a holder is not permitted to utilize the registration statement to resell shares of Class A Common Stock; or (iii) after the date one year following the Closing Date, and only if the registration statement is not effective or available to sell shares of Class A Common Stock, the Company fails to file with the SEC any required reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, such that the Company is not in compliance with Rule 144(c)(1) under the Securities Act of 1933, as amended (the “Securities Act”) (or Rule 144(i)(2) under the Securities Act, if applicable), as a result of which unaffiliated holders are unable to sell shares of Class A Common Stock without restriction under Rule 144 under the Securities Act) (each event referred to in clauses (i) through (iii), a “Registration Default” and the date on which such Registration Default occurs, a “Default Date”), then on each Default Date and on each monthly anniversary of each Default Date until the applicable Registration Default is cured, the Company will pay to each holder an amount in cash, as liquidated damages and not as a penalty, equal to 0.50% of the aggregate purchase price paid by such holder for any shares of Class A Common Stock that may not be disposed by the holder without restriction on the Default Date; provided, however, that in no event will the Company be required to pay to a holder an aggregate amount that exceeds 5.0% of the aggregate purchase price paid by such holder for any shares of Class A Common Stock that may not be disposed.

The closings under the Subscription Agreements will occur substantially concurrently with the Closing of the business combination and are conditioned thereon, as well as on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) if any of the conditions to the closing under the Subscription Agreements are not satisfied or waived on or prior to the closing, and (iii) December 31, 2018, if the Closing has not occurred by such date.

The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Company will pay a placement fee of approximately $3.8 million in the aggregate in connection with such sales.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Subscription Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Sponsor Forfeiture Agreement

On August 8, 2018, the Company and KAAC Sponsor entered into a Sponsor Forfeiture Agreement (the “Forfeiture Agreement”) with the Apache Contributor, pursuant to which KAAC Sponsor will at the Closing forfeit to the Company (a) 1,862,606 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), (b) a number of shares of Class B Common Stock equal to the number of Assigned Shares and (c) 3,182,140 of the warrants exercisable for shares of Class A Common Stock that were issued to KAAC Sponsor in a private placement simultaneously with the closing of the IPO.

The foregoing description of the Forfeiture Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Forfeiture Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01 of this Current Report under “Subscription Agreements” is incorporated by reference herein.

In connection with the Closing, and as described in more detail above in Item 1.01 of this Current Report, the Company expects to issue shares of Class A Common Stock, shares of Class C Common Stock, and warrants to purchase shares of Class A Common Stock to the Apache Contributor. The shares of Class A Common Stock, shares of Class C Common Stock and warrants to purchase shares of Class A Common Stock to be issued will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 7.01	Regulation FD Disclosure

On August 8, 2018, the Company and Apache issued a joint press release announcing the execution of the Contribution Agreement. A copy of the joint press release is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events

On August 8, 2018, the Company provided information regarding the Transactions in an investor presentation, a copy of which is filed as Exhibit 99.2 hereto.

Waiver Agreement

In connection with the execution of the Contribution Agreement, on August 8, 2018, all of the holders of shares of Class B Common Stock entered into a Waiver and Agreement (the “Waiver Agreement”) with the Apache Contributor, pursuant to which such holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class B Common Stock in connection with the business combination pursuant to certain adjustments provided for in the Company’s Amended and Restated Certificate of Incorporation.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibits

2.1*	Contribution Agreement, dated as of August 8, 2018, by and among Kayne Anderson Acquisition Corp., Altus Midstream LP, Apache Midstream LLC, Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, Alpine High NGL Pipeline LP and Alpine High Subsidiary GP LLC.

10.1	Option Letter Agreement, dated as of August 8, 2018, by and among Kayne Anderson Acquisition Corp., Apache Midstream LLC and Apache Corporation.

10.2	Form of Subscription Agreement, by and between Kayne Anderson Acquisition Corp. and the subscriber named therein.

10.3	Sponsor Forfeiture Agreement, dated as of August 8, 2018, by and among Kayne Anderson Acquisition Corp., Kayne Anderson Sponsor, LLC and Apache Midstream LLC.

99.1	Press Release, dated as of August 8, 2018.

99.2	Investor Presentation, dated as of August 8, 2018.

*

Schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Legend Information

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about Apache’s and the Company’s ability to effect the business combination; the benefits of the business combination; the future financial performance of the Company following the business combination; changes in the Company’s, the Alpine High Entities’ or Apache’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this Current Report, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Apache’s or the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, Apache’s or Altus Midstream’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the definitive agreements relating to the business combination; (ii) the outcome of any legal proceedings that may be instituted against Apache or the Company following announcement of the proposed business combination; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the definitive agreements relating to the business combination; (iv) the risk that the proposed business combination disrupts current plans and operations of the Company, the Alpine High Entities or Apache as a result of the announcement and consummation of the proposed business combination; (v) Apache’s or the Company’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that the Company, the Alpine High Entities or Apache may be adversely affected by other economic, business, and/or competitive factors.

No Offer or Solicitation

This Current Report is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Information For Investors and Stockholders

In connection with the proposed business combination, the Company intends to file a proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the stockholders of the Company and will contain important information about the proposed business combination and related matters. The Company’s stockholders and other interested persons are advised to read, when available, the proxy statement in connection with the Company’s solicitation of proxies for the meeting of stockholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to the Company’s stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors and officers may be deemed participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed business combination. The Company stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 27, 2018. Additional information will be available in the definitive proxy statement when it becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kayne Anderson Acquisition Corp.

Date: August 8, 2018	By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer